                                                                       EXHIBIT 2

[Letterhead of Banc of America Commercial Finance Corporation]


December 28, 1999


Dr. Michael J. Collins
c/o Wachovia Securities, Inc.
IJL Financial Center
201 North Tryon Street
Charlotte, NC  28202

Dear Mike:

Banc of America Commercial Finance Corporation ("BACF") is pleased to present its commitment to finance the proposed purchase of all of the outstanding shares of CEM Corporation ("CEM") by Dr. Michael J. Collins, as described below (the "Transaction"). BACF proposes to provide credit available in an amount totaling up to $21.00 million in the form of a $3.00 million Revolving Credit Facility, a $12.00 million Term Loan A, and a $6.00 million Term Loan B (collectively, the "Financing"). The Financing is based on a maximum of $11.15 p/share being tendered for the approximately 3 million shares outstanding of CEM. It is anticipated that the uses will be as follows ($000):


Sources ($000)                        Uses ($000)
--------------                        ------------
BACF Revolver                  3,000  Purchase Stock & Options         34,364

BACF Term Loan A              12,000  Fees & Expenses                   1,635

BACF Term Loan B               6,000  Refinance Existing Debt           1,000

Cash on Balance Sheet         12,045  Unused Revolver                   2,800
                                                                       ------
Rollover of Shares             5,354

Collins Cash Equity            1,000

BACF Cash Equity                 400
                              ------
   Total                      39,799      Total                        39,799
                              ======                                   ======


Dr. Michael J. Collins
December 28, 1999
Page 2


REVOLVING CREDIT FACILITY
      Borrower:                                  A newly formed  company, whose sole purpose is to merge with CEM
                                                 ("Newco" or "Company").
      Guarantor:                                 A newly formed holding company, whose sole purpose is to own the stock of Newco ("Holdings").
      Revolver Amount:                           Up to $3,000,000.
      Interest Rate:                             Floating at the 30 day LIBOR rate plus 375 basis points, payable monthly in arrears.
      Revolver Term:                             Coterminous with Term Loan B.
      Availability:                              Subject to an advance rate against eligible accounts receivable of up to 85.0%, and an advance rate against eligible inventory of 50%.
      Collateral:                                A first lien on all of the Company's assets, including cash, cash equivalents, inventory, accounts receivable, property, plant and equipment, intangibles, insurance policies, contract rights and other agreements, together with a pledge of the stock of the Borrower and any subsidiaries, and a first security interest in all of the purchaser's rights under the Purchase Agreement and any escrows established pursuant thereto.
      Purpose:                                   For working capital.
      Draws:                                     Minimum draw of $100,000.
      Revolver Amount Drawn at Closing:          Estimated to be $200,000 at closing.
      Letter of Credit sub-facility Amount:      $750,000


      Letter of Credit Fees:                     3.75% of the amount of the letters of credit outstanding,
                                                 payable quarterly in arrears. In addition, the Borrower shall pay whatever fees the issuing bank requires for the standby or documentary L/C's.
      Ranking:                                   The Revolver shall rank pari passu with all other portions of the Financing.
      Facility Fee:                              37.5 basis points of the average undrawn amount of the Revolving
                                                 Credit Facility, payable quarterly.
      Optional Prepayment:                       A prepayment penalty shall be payable on the revolver equal to that under the Term Loans.

Dr. Michael J. Collins
December 28, 1999
Page 3


TERM LOAN A

     Borrower:                       Same as Revolver
     Guarantor:                      Same as Revolver
     Amount:                         $12,000,000
     Interest Rate:                  Floating at the 30 day LIBOR rate plus 450 basis points, payable monthly in arrears.
     Term:                           6 years.
     Mandatory Repayment:
     - Scheduled:                    To be paid in equal quarterly installments based on the following annual schedule:
                                              Yr1                      750
                                              Yr2                    1,250
                                              Yr3                    1,750
                                              Yr4                    2,250
                                              Yr5                    2,750
                                              Yr6                    3,250

     - Cash Sweep:                   50% of Excess Cash Flow shall be paid annually as additional principal payments, applied in inverse order of maturity. Excess Cash
                                     Flow shall mean EBITDA less capital expenditures, less cash taxes, less scheduled debt service.
     - Asset Sales:                  100% of net proceeds of asset sales shall be applied to installments due in inverse order of maturity.
     - Equity Proceeds:              100% of net equity offering proceeds shall be applied to installments due in inverse order of maturity.
     Collateral:                     Same as the Revolving Credit Facility.
     Ranking:                        Ranks pari passu with Revolver & Term Loan A.

Dr. Michael J. Collins
December 28, 1999
Page 4


TERM LOAN B

     Borrower:                                   Same as Revolver & Term Loan A.
     Guarantor:                                  Same as Revolver & Term Loan A.
     Amount:                                     $6,000,000
     Interest Rate:                              Floating at the 30 day LIBOR rate plus 600 basis points,  payable monthly in arrears.
     Term:                                       7 years.
     Mandatory Repayment:
     - Scheduled:                                Four equal quarterly payments beginning with the earlier of the first quarter after repayment in full of the Term Loan A or year seven.
     - Cash Sweep:                               After repayment in full of Term Loan A, 50% of Excess Cash Flow shall be paid annually as additional principal payments, applied in inverse order of maturity.
     - Other:                                    After repayment in full of Term Loan A, 100% of net proceeds of asset sales, equity offerings and insurance proceeds shall be applied to in inverse order of maturity.
     Optional Prepayment:                        After repayment in full of Term Loan A.
     Collateral:                                 Same as the Revolving Credit Facility and Term Loan A.

GENERAL TERMS AND CONDITIONS

The general terms and conditions set forth below shall apply to the Financing:

Financial Covenants

Financial covenants shall include but not be limited to:

         (i)      debt coverage ratios,

         (ii) capital expenditure & research and development limitations, and

         (iii)    minimum EBITDA levels.

Dr. Michael J. Collins
December 28, 1999
Page 5


Other Covenants

Other covenants shall include but not be limited to:

         (i) financial reporting (including review of operating and capital expenditure budgets),

         (ii) restriction on additional indebtedness, stock issuance, investments, management compensation or liens,

         (iii)    prohibition on disposition of material assets,

         (iv)     limitations on leasing,

         (v)      prohibitions of dividends and repurchase of common stock,

         (vi)     restriction on related party transactions,

         (vii) change of control provisions (including equity holders, management, and Board of Directors),

         (viii)   merger and consolidation provisions and

         (ix) limitations on change in management contracts and replacement of key members of management.

Events of Default/Remedies

The transaction documents shall contain events of default and remedies customary for transactions of this type.

Dr. Michael J. Collins
December 28, 1999
Page 6


MISCELLANEOUS


Closing Date:                       To be mutually agreed upon.

Capital/Cash Contribution:


On the Closing Date, Dr. Collins shall contribute all of his common stock and options (approximately 480,000 shares) into the transaction, on terms acceptable to BACF. Dr. Collins shall also invest $1.0 million of new cash equity into the transaction at closing, on terms acceptable to BACF. In addition, cash of $12.05 million at CEM will be used to fund part of the Transaction.

Environmental:                You shall arrange for an environmental consulting firm acceptable to BACF to conduct an environmental and occupational safety and health review (the "Environmental Review") of the Borrower's properties and business practices. The scope of the Environmental
                              Review, the report prepared by the consulting firm (the "Environmental Report") and the consulting firm must be satisfactory to BACF. BACF reserves the right to have the
                              Environmental Report reviewed by its environmental consultants. Environmental representations, warranties, covenants, notices of default and indemnities related to compliance with environmental laws and regulations, and the maintenance of the
                              Borrower's properties free of hazardous material and/or waste, as are deemed appropriate by BACF and its counsel in their sole discretion, will be required.

Employment Contracts:         BACF may require employment and non-compete contracts between the Company and certain members of senior management acceptable to BACF.


Limited Recourse:             Dr. Collins shall be liable for any harm, loss, expense or damage (which may include lost principal or interest and legal fees) suffered or incurred by
                              BACF as a result of fraud, waste, misapplication of funds (including, nonpayment of taxes or insurance premiums resulting therefrom and failure to account properly for any security deposit or other deposit), and any direct or indirect transfer of any collateral or the existence of liens on the collateral in violation of the Loan Documents (collectively, the "Recourse
                              Obligations"). In addition, the Financing shall become recourse to Dr. Collins in the event of the voluntary bankruptcy of Holdings or the Company, or any involuntary bankruptcy filed

Dr. Michael J. Collins
December 28, 1999
Page 7


                            against Holdings or the Company by any affiliate (the "Bankruptcy
                            Obligations"). Dr. Collins' obligations for the Recourse Obligation and the
                            Bankruptcy Obligations shall be evidenced by a Limited Guaranty and Indemnity
                            Agreement in form and substance satisfactory to BACF.

Key-Man Life Insurance:     BACF may require key-man life insurance on certain members of senior management in amounts acceptable to BACF.

Transaction Expenses:       All of BACF's out-of-pocket expenses (including expenses of legal counsel and outside consultants) will be for your account and will be paid by you, regardless of whether the transactions contemplated hereby are consummated.

Good Faith Deposit:         A $50,000 good faith deposit (the "Deposit") was paid upon acceptance of a proposal letter, and is non-refundable. The Deposit will be credited against the Commitment Fees due at closing as outlined in a separate fee letter.
                            Interest Rate Protection: BACF may require that the Company obtain interest rate protection with respect to its floating rate obligations under the
                            Financing.

Broker:                     Dr. Collins agrees to indemnify and hold BACF harmless from any claim for any commission, fee or compensation from any broker resulting from this transaction. BACF represents that it has not retained any broker or third party in connection with the proposed transaction that it has not arranged to compensate separately. No broker or any other third party has any authority to act or bind BACF

Assignment:                 BACF's interest in the Financing may be assigned, sold, participated or otherwise transferred, in whole or in part

Indemnity:                  Dr. Collins agrees to indemnify and hold BACF harmless from any claim for damage, loss or expense arising out of, or in connection with, or any action contemplated in connection herewith, if this transaction is not consummated.

Dr. Michael J. Collins
December 28, 1999
Page 8


Documentation:         Negotiation of transaction agreements, perfection of liens, and satisfaction of other customary closing conditions (including opinions) must be satisfactory in form and substance to BACF and its counsel. BACF's counsel shall prepare drafts of transaction documents for the Financing.

Conditions to
Closing:               The closing is subject to the satisfaction, in BACF's discretion, of certain conditions including but not limited to:

                       (i)     satisfactory  review  of the  fiscal  year  2000  year-to-date  internal financial statements of the Company;

                       (ii)     satisfactory review of the scope of the Environmental Review and results of the Environmental Report;

                       (iii)    absence of material adverse change in the financial condition, operations or business prospects of CEM or the Company;

                       (iv)     payment of any fees or other consideration that may be agreed upon in connection with the Financing,

                       (v)      satisfactory review of projected federal and state tax calculations, and insurance policies;

                       (vi)     satisfaction by BACF with all terms of the Transaction, including, without limitation, any tender documents or merger agreement in connection therewith; and

                       (vii)    and satisfactory review of the purchase agreements and equity documents (including charter, shareholder and other documents) with terms and conditions acceptable to BACF.

Dr. Michael J. Collins
December 28, 1999
Page 9



This Commitment Letter is being provided to you on the condition that neither it nor its substance will be disclosed or distributed without the prior written consent of BACF except to the Company, your and their agents, advisors, Dr. Collins, and attorneys who have a need to know as a result of their being specifically involved in the proposed transaction.

This Commitment Letter

         (i) may not be amended, modified or supplemented in any respect except as expressly set forth in writing signed by an authorized representative of BACF, and

         (iii) shall be governed by and construed in accordance with the internal laws of the State of New York.

         If the terms of the Commitment Letter are acceptable to you, please sign below on the enclosed copy of this letter. This Commitment letter will become effective upon your delivery to us of executed counterparts of this Commitment Letter and the Fee Letter, and you agree upon acceptance of this Commitment Letter to pay the fees set forth in the Commitment Letter and Fee Letters (including out-of-pocket expenses). This Commitment Letter expires if not accepted by 5:00 p.m. on December 31, 1999.

                                 Very truly yours,
                                 Banc of America Commercial Finance Corporation

                                 By:       /s/ Joseph P. Longosz
                                    -------------------------------------------
                                          Joseph P. Longosz
                                          Senior Vice President


Agreed and accepted:
 /s/ Michael J. Collins
---------------------------------
Michael J. Collins
Dated:  December 28, 1999